Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS STRONG THIRD QUARTER RESULTS

Company Raises Full-Year 2024 EPS Outlook and Reaffirms Remaining Outlook
Grows System Size by 4% and Development Pipeline by 5%
PARSIPPANY, N.J., October 23, 2024 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended September 30, 2024. Highlights include:
•System-wide rooms grew 4% year-over-year.
•Opened over 17,000 rooms globally, including nearly 7,000 in the U.S., which increased 15% year-over-year, and the second ECHO Suites Extended Stay by Wyndham.
•Awarded 197 development contracts globally, including 95 contracts in the U.S., which increased 10% year-over-year.
•Development pipeline grew 1% sequentially and 5% year-over-year to a record 248,000 rooms.
•Global RevPAR grew 1% in constant currency.
•Ancillary revenues increased 8% compared to third quarter 2023.
•Diluted earnings per share increased 7%, to $1.29, and adjusted diluted EPS grew 6%, to $1.39, or approximately 10% on a comparable basis.
•Net income was $102 million for the third quarter, a 1% decrease over the prior-year quarter; adjusted net income was $110 million, a 1% decrease over the prior-year quarter, or a 3% increase on a comparable basis.
•Adjusted EBITDA increased 4% compared with the prior-year quarter, to $208 million, or 7% on a comparable basis.
•Returned $126 million to shareholders through $97 million of share repurchases and quarterly cash dividends of $0.38 per share.
“Our teams around the world once again delivered exceptional results, executing our long-term growth strategy and achieving 7% growth in comparable adjusted EBITDA fueled by continued system expansion, higher royalty rates and growth in our ancillary revenues,” said Geoff Ballotti, president and chief executive officer. “We awarded 10% more franchise contracts domestically this quarter, driving 5% growth in our development pipeline. Stabilizing RevPAR trends and improving comparisons coupled with increased infrastructure demand are expected to pave the way for improved results in the coming quarters. We remain steadfast in our long-term strategy, aimed at delivering outstanding value to our guests, franchisees and shareholders to whom we’ve returned nearly $380 million year-to-date in the form of dividends and share repurchases."

System Size and Development

	Rooms
	September 30, 2024	September 30, 2023	YOY Change (bps)
United States	500,600	495,700	100
International	392,000	362,300	820
Global	892,600	858,000	400
The Company's global system grew 4%, reflecting 1% growth in the U.S. and 8% internationally. As expected, these increases included 3% growth in the higher RevPAR midscale and above segments in the U.S., as well as strong growth in the Company's EMEA and Latin America regions, which each grew 11%. The Company continued to improve its retention rate and remains solidly on track to achieve its net room growth outlook of 3 to 4% for the full year 2024.
On September 30, 2024, the Company's global development pipeline consisted of approximately 2,100 hotels and 248,000 rooms, representing another record-high level and a 5% year-over-year increase. Key highlights include:
•7% growth in the U.S. and 3% internationally
•17th consecutive quarter of sequential pipeline growth
•Approximately 70% of the pipeline is in the midscale and above segments, which grew 6% year-over-year
•Approximately 14% of the pipeline represents ECHO Suites Extended Stay by Wyndham for which the Company has awarded a total of 283 contracts since its launch.
•Approximately 58% of the pipeline is international
•Approximately 79% of the pipeline is new construction and approximately 35% of these projects have broken ground
•During the third quarter of 2024, the Company awarded 197 new contracts, including 95 contracts in the U.S., which increased 10% year-over-year.
RevPAR

	Third Quarter 2024	YOY Constant Currency % Change
United States	$57.98	(1%)
International	38.60	7
Global	49.33	1
Third quarter global RevPAR increased 1% in constant currency compared to 2023, reflecting a 1% decline in the U.S. and 7% growth internationally.

In the U.S., RevPAR for the Company's midscale and above segments was unchanged year-over-year while RevPAR for its economy segment declined 2% reflecting a modest acceleration from the second quarter with a sequential improvement of 10 basis points. Additionally, the Company's U.S. economy brands continued to strengthen their position, gaining 50 basis points of market share in the third quarter driven by performance in oil and gas markets, which grew 250 basis points in the quarter, and in the five states with the highest infrastructure bill spend, which collectively grew 80 basis points. U.S. occupancy remained consistent, highlighting the resilience of the select-service space and consumer demand for these products.
Internationally, RevPAR for the Company's EMEA, Latin America and Canada regions collectively increased 13% due to both continued pricing power, with ADR up 11%, and occupancy growth of 2%. RevPAR for the Company's APAC region declined 7% driven by a 2% decrease in occupancy and a 5% decrease in ADR. Importantly, the third quarter RevPAR performance for APAC represented a 500 basis point sequential improvement.
Third Quarter Operating Results
•Fee-related and other revenues were $394 million compared to $400 million in third quarter 2023, which included $18 million of pass-through revenues associated with the Company's 2023 global franchisee conference, absent which, fee-related and other revenue increased 3%. The growth in fee-related and other revenues reflects higher royalties and franchise fees and ancillary revenues.
•The Company generated net income of $102 million compared to $103 million in third quarter 2023. The decrease was primarily reflective of higher interest expense, partially offset by higher adjusted EBITDA.
•Adjusted EBITDA grew 4% to $208 million compared to $200 million in third quarter 2023. This increase included a $5 million unfavorable impact from marketing fund variability, excluding which adjusted EBITDA grew 7% on a comparable basis, primarily reflecting higher royalties and franchise fees, increased ancillary revenues and margin expansion.
•Diluted earnings per share was $1.29 compared to $1.21 in third quarter 2023. This increase primarily reflects the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS grew 6% to $1.39 compared to $1.31 in third quarter 2023. This increase included an unfavorable impact of $0.04 per share related to expected marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased approximately 10% year-over-year reflecting comparable adjusted EBITDA growth and the benefit of share repurchase activity, partially offset by higher interest expense.
•During third quarter 2024, the Company’s marketing fund revenues exceeded expenses by $12 million, in line with expectations; while in third quarter 2023, the Company’s marketing fund revenues exceeded expenses by $17 million, resulting in $5 million of marketing fund variability. The Company continues to expect marketing fund revenues to roughly equal expenses during full-year 2024.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.

Balance Sheet and Liquidity
The Company generated $79 million of net cash provided by operating activities and $96 million of adjusted free cash flow in third quarter 2024. The Company ended the quarter with a cash balance of $72 million and approximately $750 million in total liquidity.
The Company’s net debt leverage ratio was 3.5 times at September 30, 2024, the midpoint of the Company’s 3 to 4 times stated target range.
During the third quarter of 2024, the Company executed $350 million of new interest rate swaps on its Term Loan B Facility, which will expire in 2028. The fixed rate of the new swaps is 3.3%. As a result, the Company ended the third quarter with approximately 80% of its total debt at a fixed rate and 20% variable.
Share Repurchases and Dividends
During the third quarter, the Company repurchased approximately 1.3 million shares of its common stock for $97 million. Year-to-date through September 30, the Company repurchased approximately 3.8 million shares of its common stock for $285 million.
The Company paid common stock dividends of $29 million, or $0.38 per share, during the third quarter 2024 and $92 million, or $1.14 per share, year-to-date.
Full-Year 2024 Outlook
The Company is refining its outlook as follows:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	3 - 4%	3 - 4%
Year-over-year global RevPAR growth	Approx. flat	Approx. flat
Fee-related and other revenues	$1.41 - $1.43 billion	$1.41 - $1.43 billion
Adjusted EBITDA	$690 - $700 million	$690 - $700 million
Adjusted net income	$338 - $348 million	$338 - $348 million
Adjusted diluted EPS	$4.22 - $4.34	$4.20 - $4.32
Adjusted free cash flow conversion rate	~60%	~60%

NOTE:    Outlook for adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate excludes all previous 2024 expenses and cash outlays associated with the Company's defense of an unsuccessful hostile takeover attempt.
Year-over-year growth rates for adjusted EBITDA, adjusted net income and adjusted diluted EPS are not comparable due to full-year 2023 marketing fund revenues exceeding expenses by $9 million, which substantially completed the recovery of the $49 million support the Company provided to its owners during COVID. The Company continues to expect marketing fund revenues to equal expenses during full-year 2024 though seasonality of spend will affect the quarterly comparisons throughout the year.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, October 24, 2024 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 579-2543 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on October 24, 2024. A telephone replay will be available for approximately ten days beginning at noon ET on October 24, 2024 at 800 695-0715.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,200 hotels across over 95 countries on six continents. Through its network of approximately 893,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 112 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit https://investor.wyndhamhotels.com. The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the Company's social media channels, including the Company's LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company's website and the Company's social media channels in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. Forward-looking statements are any statements other than statements of historical fact, including those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; global or regional health crises or pandemics including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and conflicts in the Middle East, respectively; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenues
Royalties and franchise fees	$159	$152	$419	$415
Marketing, reservation and loyalty	161	179	429	445
Management and other fees	3	3	7	11
License and other fees	32	30	89	83
Other	39	36	119	110
Fee-related and other revenues	394	400	1,063	1,064
Cost reimbursements	2	2	4	12
Net revenues	396	402	1,067	1,076

Expenses
Marketing, reservation and loyalty	149	162	435	446
Operating	23	24	59	65
General and administrative	30	31	91	93
Cost reimbursements	2	2	4	12
Depreciation and amortization	17	19	54	56
Transaction-related	1	1	46	5
Impairment	—	—	12	—
Restructuring	2	—	11	—
Separation-related	1	—	(11)	—
Total expenses	225	239	701	677

Operating income	171	163	366	399
Interest expense, net	34	27	93	73
Early extinguishment of debt	—	—	3	3

Income before income taxes	137	136	270	323
Provision for income taxes	35	33	66	83
Net income	$102	$103	$204	$240

Earnings per share
Basic	$1.30	$1.22	$2.55	$2.81
Diluted	1.29	1.21	2.54	2.79

Weighted average shares outstanding
Basic	78.8	84.0	80.1	85.2
Diluted	79.2	84.5	80.5	85.7

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segment presented below represents our operating segment for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segment, we also consider the nature of services provided by our operating segment. Management evaluates the operating results of our reportable segment based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segment which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2024	$305	$367	$396	n/a	n/a
2023	313	362	402	$321	$1,397
Adjusted EBITDA
2024	$158	$195	$224	n/a	n/a
2023	164	175	215	$173	$727

Corporate and Other
Net revenues
2024	$—	$—	$—	n/a	n/a
2023	—	—	—	$—	$—
Adjusted EBITDA
2024	$(17)	$(17)	$(16)	n/a	n/a
2023	(17)	(17)	(15)	$(19)	$(68)

Total Company
Net revenues
2024	$305	$367	$396	n/a	n/a
2023	313	362	402	$321	$1,397
Net income
2024	$16	$86	$102	n/a	n/a
2023	67	70	103	$50	$289
Adjusted EBITDA
2024	$141	$178	$208	n/a	n/a
2023	147	158	200	$154	$659

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities
Net income	$204	$240
Depreciation and amortization	54	56
Payments related to hostile takeover defense	(47)	—
Payments of development advance notes, net	(88)	(47)
Working capital and other, net	33	4
Net cash provided by operating activities	156	253
Investing activities
Property and equipment additions	(24)	(28)
Loan advances, net	(16)	(22)
Net cash used in investing activities	(40)	(50)
Financing activities
Proceeds from long-term debt	1,802	1,308
Payments of long-term debt	(1,516)	(1,217)
Dividends to shareholders	(92)	(90)
Repurchases of common stock	(283)	(261)
Other, net	(11)	(23)
Net cash used in financing activities	(100)	(283)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	—	(2)
Net increase/(decrease) in cash, cash equivalents and restricted cash	16	(82)
Cash, cash equivalents and restricted cash, beginning of period	66	161
Cash, cash equivalents and restricted cash, end of period	$82	$79

Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$79	$77	$156	$253
Less: Property and equipment additions	(8)	(10)	(24)	(28)
Plus: Payments of development advance notes, net	24	16	88	47
Free cash flow	95	83	220	272
Plus: Adjusting items (a)	1	—	47	—
Adjusted free cash flow	$96	$83	$267	$272

(a)    Represents payments related to the Company's defense of an unsuccessful hostile takeover attempt.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

		As of September 30, 2024	As of December 31, 2023
Assets
Cash and cash equivalents		$72	$66
Trade receivables, net		286	241
Property and equipment, net		78	88
Goodwill and intangible assets, net		3,084	3,104
Other current and non-current assets		634	534
Total assets		$4,154	$4,033

Liabilities and stockholders' equity
Total debt		$2,487	$2,201
Other current liabilities		412	422
Deferred income tax liabilities		314	325
Other non-current liabilities		358	339
Total liabilities		3,571	3,287
Total stockholders' equity		583	746
Total liabilities and stockholders' equity		$4,154	$4,033

Our outstanding debt was as follows:
	Weighted Average Interest Rate (a)	As of September 30, 2024	As of December 31, 2023
$750 million revolving credit facility (due April 2027)	7.2%	$69	$160
$400 million term loan A (due April 2027)	7.2%	369	384
$1.5 billion term loan B (due May 2030)	4.7%	1,518	1,123
$500 million 4.375% senior unsecured notes (due August 2028)	4.4%	496	495
Finance leases	4.5%	35	39
Total debt	5.1%	2,487	2,201
Cash and cash equivalents		72	66
Net debt		$2,415	$2,135
Net debt leverage ratio		3.5x	3.2x

(a)    Represents weighted average interest rates for the third quarter 2024, including the effects of hedging.

Our outstanding debt as of September 30, 2024 matures as follows:
Amount
Within 1 year	$47
Between 1 and 2 years	52
Between 2 and 3 years	406
Between 3 and 4 years	519
Between 4 and 5 years	23
Thereafter	1,440
Total	$2,487

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Nine Months Ended September 30,
	2024	2023	Change	% Change
Beginning Room Count (January 1)
United States	497,600	493,800	3,800	1%
International	374,200	348,700	25,500	7
Global	871,800	842,500	29,300	3

Additions
United States	21,300	18,500	2,800	15
International	27,000	24,200	2,800	12
Global	48,300	42,700	5,600	13

Deletions
United States	(18,300)	(16,600)	(1,700)	(10)
International	(9,200)	(10,600)	1,400	13
Global	(27,500)	(27,200)	(300)	(1)

Ending Room Count (September 30)
United States	500,600	495,700	4,900	1
International	392,000	362,300	29,700	8
Global	892,600	858,000	34,600	4%

	As of September 30,				FY 2023 Royalty Contribution
	2024	2023	Change	% Change
System Size
United States
Economy	226,800	231,100	(4,300)	(2%)
Midscale and Above	273,800	264,600	9,200	3
Total United States	500,600	495,700	4,900	1%	80%

International
Greater China	181,100	167,900	13,200	8%	3
Rest of Asia Pacific	37,400	34,000	3,400	10	2
Europe, the Middle East and Africa	90,500	81,600	8,900	11	7
Canada	39,600	39,600	—	—	5
Latin America	43,400	39,200	4,200	11	3
Total International	392,000	362,300	29,700	8%	20

Global	892,600	858,000	34,600	4%	100%

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended September 30, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$48.88	(2%)
Midscale and Upper Midscale	64.31	—
Upscale and Above	101.25	(2)
Total United States	$57.98	(1%)

International
Greater China	$16.55	(10%)
Rest of Asia Pacific	33.89	(1)
Europe, the Middle East and Africa	62.59	9
Canada	75.02	2
Latin America	51.60	52
Total International	$38.60	7%

Global	$49.33	1%

	Three Months Ended September 30,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.7%	4.6%	12 bps
International	2.5%	2.5%	2 bps
Global	4.0%	3.9%	4 bps

	Nine Months Ended September 30, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$42.19	(4%)
Midscale and Upper Midscale	58.14	(1)
Upscale and Above	99.35	—
Total United States	$51.69	(2%)

International
Greater China	$15.31	(7%)
Rest of Asia Pacific	32.00	2
Europe, the Middle East and Africa	54.11	11
Canada	57.94	2
Latin America	50.83	43
Total International	$34.08	9%

Global	$43.89	1%

	Nine Months Ended September 30,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.7%	4.6%	8 bps
International	2.4%	2.4%	6 bps
Global	3.9%	3.9%	2 bps

(a)    International and global exclude the impact of currency exchange movements.
(b)    Amounts may not recalculate due to rounding.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2024	$36.28	$45.99	$49.33	n/a	n/a
2023	$37.20	$46.47	$49.71	$38.90	$43.10
U.S. RevPAR
2024	$41.68	$55.44	$57.98	n/a	n/a
2023	$43.84	$55.26	$58.46	$44.06	$50.42
International RevPAR
2024	$29.38	$34.11	$38.60	n/a	n/a
2023	$27.99	$34.44	$38.05	$32.12	$33.21
Global Rooms
2024	876,300	884,900	892,600	n/a	n/a
2023	844,800	851,500	858,000	871,800	871,800
U.S. Rooms
2024	499,100	499,400	500,600	n/a	n/a
2023	494,400	495,100	495,700	497,600	497,600
International Rooms
2024	377,200	385,500	392,000	n/a	n/a
2023	350,400	356,400	362,300	374,200	374,200

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted diluted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered in isolation or as a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Net Income to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2024
Net income	$16	$86	$102
Provision for income taxes	6	26	35
Depreciation and amortization	20	17	17
Interest expense, net	28	30	34
Early extinguishment of debt (a)	—	3	—
Stock-based compensation	10	10	10
Development advance notes amortization	5	6	6
Transaction-related (b)	41	5	1
Separation-related (c)	—	(12)	1
Restructuring costs (d)	3	7	2
Impairment (e)	12	—	—
Adjusted EBITDA	$141	$178	$208

2023
Net income	$67	$70	$103	$50	$289
Provision for income taxes	24	26	33	25	109
Depreciation and amortization	19	19	19	20	76
Interest expense, net	22	24	27	29	102
Early extinguishment of debt (a)	—	3	—	—	3
Stock-based compensation	9	9	10	11	39
Development advance notes amortization	3	4	4	5	15
Transaction-related (b)	—	4	1	5	11
Separation-related (c)	2	(2)	—	—	1
Foreign currency impact of highly inflationary countries (f)	1	1	3	9	14
Adjusted EBITDA	$147	$158	$200	$154	$659

NOTE: Amounts may not add due to rounding.
(a)    Amount in 2024 and 2023 relates to non-cash charges associated with the Company's refinancing of its term loan B.
(b)    Represents costs related to corporate transactions, including the Company's defense of an unsuccessful hostile takeover attempt and the Company's repricing and upsizing of its term loan B.
(c)    Represents costs (income) associated with the Company's spin-off from Wyndham Worldwide.
(d)    Represents charges associated with the Company's 2024 restructuring plan consisting primarily of employee related costs.
(e)    Primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.
(f)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Diluted EPS	$1.29	$1.21	$2.54	$2.79

Net income	$102	$103	$204	$240

Adjustments:
Transaction-related	1	1	46	5
Acquisition-related amortization expense (a)	6	7	20	20
Impairment	—	—	12	—
Restructuring costs	2	—	11	—
Early extinguishment of debt	—	—	3	3
Foreign currency impact of highly inflationary countries	—	3	1	6
Separation-related	1	—	(11)	—
Total adjustments before tax	10	11	82	34
Income tax provision (b)	2	3	21	8
Total adjustments after tax	8	8	61	26
Adjusted net income	$110	$111	$265	$266
Adjustments - EPS impact	0.10	0.10	0.75	0.31
Adjusted diluted EPS	$1.39	$1.31	$3.29	$3.10

Diluted weighted average shares outstanding	79.2	84.5	80.5	85.7

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2024 OUTLOOK
As of October 23, 2024
(In millions, except per share data)

2024 Outlook (a)
Fee-related and other revenues	$1,410 – 1,430
Adjusted EBITDA	690 – 700
Depreciation and amortization expense (b)	45 – 47
Development advance notes amortization expense	23 – 25
Stock-based compensation expense	41 – 43
Interest expense, net	125 – 127
Adjusted income before income taxes	450 – 464
Income tax expense (c)	113 – 116
Adjusted net income	$338 – 348

Adjusted diluted EPS	$4.22 – 4.34

Diluted shares (d)	80.1

Capital expenditures	Approx. $40
Development advance notes	Approx. $110

Adjusted free cash flow conversion rate	~60%

Year-over-Year Growth
Global RevPAR	Approx. flat
Number of rooms	3% – 4%

NOTE:    Outlook for adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate excludes all previous 2024 expenses and cash outlays associated with the Company's defense of an unsuccessful hostile takeover attempt.
(a)    Year-over-year growth rates for adjusted EBITDA, adjusted net income and adjusted diluted EPS are not comparable due to full-year 2023 marketing fund revenues exceeding expenses by $9 million (before taxes), which substantially completed the recovery of the $49 million support the Company provided to its owners during COVID.
(b)    Excludes amortization of acquisition-related intangible assets of approximately $27 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after September 30, 2024.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Ancillary Revenues: Represents the summation of the license and other fees line item and other revenues line item per the income statement.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Comparable Basis: Represents a comparison eliminating the year-over-year variability of the Company's marketing funds.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: Reflects net cash provided by operating activities excluding development advances, less capital expenditures. The Company believes free cash flow to be a useful operating performance measure to it and investors. This measure helps the Company and investors evaluate its ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects the Company’s ability to grow its business through investments and acquisitions, as well as its ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how the Company will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

Adjusted Free Cash Flow: Represents free cash flow excluding payments related to the Company's defense of an unsuccessful hostile takeover attempt.
Adjusted Free Cash Flow Conversion Rate: Represents the percentage of adjusted EBITDA that is converted to adjusted free cash flow and provides insights into how efficiently the Company is able to turn profits into cash available for use, such as for investments (including development advance notes), debt reduction, dividends or share repurchases.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on the Company's franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.